UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 6, 2006

Enesco Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Illinois	001-09267	04-1864170
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

225 Windsor Drive, Itasca, Illinois		60143
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	630-875-5300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective November 6, 2006, Enesco Group, Inc. (the "Company") amended its existing U.S. credit facility pursuant to the Thirteenth Amendment (the "Amendment") to the Second Amended and Restated Senior Revolving Credit Agreement (as amended, the "Credit Agreement") among the Company, certain borrowing subsidiaries of the Company, Bank of America, N.A. (as successor by merger to Fleet National Bank), as Agent, and certain lenders party thereto. The Amendment provides for certain material changes to the Company’s Credit Agreement as follows:

Borrowing capacity and financial covenants. The Amendment provides for periodic adjustments in the aggregate maximum borrowing amount under the credit facility. The maximum borrowing amount temporarily adjusts upwards beginning the week ending November 18, 2006 through the week ending November 25, 2006 and then periodically adjusts downward beginning the week ending December 2, 2006 through the week ending December 28, 2006. The Company's borrowing availability under the credit facility is determined pursuant to various borrowing base formulae set forth in the amended Credit Agreement, and based upon levels of inventory, accounts receivable and other assets. Pursuant to the Amendment, the Company may borrow beyond the amounts available under the borrowing base formulae. The maximum aggregate amount the Company may borrow beyond the amounts available under the borrowing base formulae ranges from approximately $5.6 million beginning the week ending November 11, 2006 to up to $10 million from and after the week ending December 2, 2006.

The Company must continue to meet certain projected cash receipt and disbursement covenants as previously established, as updated by the Amendment for the period beginning the week ending October 28, 2006 through December 29, 2006. The Company also agreed to make additional mandatory prepayments to the lenders from time to time to the extent deposits in certain accounts held by the Company exceed amounts established by the Amendment.

Financing covenants. The Amendment provides for covenants in which the Company undertakes to retain a financial advisor to assist the Company in pursuing a transaction that will result in the repayment of all Company obligations under the Credit Agreement (the "Transaction"). The Company additionally agreed to enter into a definitive agreement for a Transaction by November 30, 2006. Although the Company has retained a financial adviser to assist the Company, there can be no assurances that the Company will be successful in entering into a definitive agreement for a Transaction in a timely manner or, if entered into, consummating the Transaction. Any failure to meet the November 30th deadline as required by the Amendment would have a material adverse effect on the Company’s financial condition and results of operations.

Forbearance. Pursuant to the terms of the Amendment, the lenders have agreed to forbear from exercising their rights and enforcing the remedies available to them under the Credit Agreement as a result of current continuing events of default by the Company. The forbearance will terminate on December 29, 2006, or earlier if the Company fails to comply with certain covenants, including any failure to comply with the terms of the Amendment, or upon the occurrence of certain events, including any material adverse change in the Company’s business or financial condition.

A copy of the Amendment will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. A copy of the Company's press release announcing its entry into the Amendment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated November 7, 2006, announcing the Thirteenth Amendment to the Company's Credit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enesco Group, Inc.

November 8, 2006	By:	/s/ Basil Elliott

Name: Basil Elliott
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated November 7, 2006 announcing the Thirteenth Amendment to the Company's Credit Agreement